Exhibit 10.11

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [***] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Fraunhofer Research Institution for Microsystems and Solid State Technologies

Fraunhofer EMFT | Hansastraße 27 d | 80686 München	Director
Prof. Dr. rer. nat. Christoph Kutter

Cognos Therapeutics, Inc. Winston Wu
10604 S La Cienega Blvd
Inglewood, CA 90304	Hansastraße 27 d
USA	80686 München

MSc., Dipl.-Wirt.-Nat. Henry Leistner Team Leader Silicon Components Micro Dosing Systems
Phone + 49 (0) 89 54759-221 | Fax -550
henry.leistner@emft.fraunhofer.de www.emft.fraunhofer.de
Orders via E-Mail: auftraege@emft.fraunhofer.de

Munich, April 20, 2020

Offer

Offer No.: 027-410-2020-001	Project No: 111029

Dear Winston Wu,

Thank you for your interest in our research and development services. We are pleased to submit our offer as follows:

1.	Subject:	µP Brain Test II – Design Evaluation and MEMS Fab Transfer

as specified in the enclosed work description (Annex B).

2.	Period of performance:	estimated [***] after the contract comes into effect.

3.	Fee:	fixed price of/cost reimbursement up to an amount of [***] EURO plus VAT, if applicable.

4.	Payment Schedule:	- [***] EURO payment after conclusion of the contract

- [***] EURO payment after delivery of the project results

Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e. V., München Executive Board	Cheques and transfers payable to: Deutsche Bank, München
Prof. Dr.-Ing. habil. Prof. E. h. Dr.-Ing. E. h. mult. Dr. h. c. mult. Reimund Neugebauer, President Prof. Dr. rer. publ. ass. iur. Alexander Kurz	Konto 752193300 BLZ 700 700 10 IBAN DE86 7007 0010 0752 1933 00 BIC (SWIFT-Code) DEUTDEMM
Dipl.-Kfm. Andreas Meuer	USt-IdNr. DE129515865
Prof. Dr. rer. nat. habil. Ralf B. Wehrspohn	Steuernummer 143/215/20392

5.	Provision/ Foreign trade regulations	Where fulfilment of contractual obligations of Fraunhofer-Gesellschaft requires a permit due to national, European, United States or international foreign trade law reg- ulations, including an embargo (and/or other sanctions), contractual performance will be subject to authorization by the competent authority; in case the authorization is not granted, there shall be no breach of contract or contractual obligation on Fraunhofer- Gesellschaft’s part. The same applies if fulfilment of the contract should be prohibited due to the regulations cited.

Any damage compensation obligation due to delays or obstructions to performance in view of national, European, United States or international foreign trade law regulations, including an embargo (and/or other sanctions) is expressly barred. The same applies to other claims (such as repayment or guarantee claims, which are due to advance pay- ment bonds, etc.).

If the Client is entitled under the contractual provisions in any specific case to award licenses to the research and development results for use outside of Germany as well, the Client shall comply with any applicable German, European, United States or interna- tional foreign trade law regulations, including an embargo (and/or other sanctions).

6.	Miscellaneous:	1. Subject of this project is preliminary research and development work according to Annex B with regard to a possibly following development of a medical device. The Client is a company that has many years of experience in the medical device sector. Fraunhofer-Gesellschaft shall support the Client scientifically with the solution to tech- nical challenges to be used in the future developing of a medical device by the Client.

Since Fraunhofer-Gesellschaft is only providing non-medical scientific-technical support, Fraunhofer-Gesellschaft does not perform its work in accordance with any (harmonized) standards or other regulatory requirements or standards regarding medical devices and will not perform any documentation, quality assurance, validation or risk analysis in ac- cordance with including but not limited to DIN EN ISO 13485 and 14971.

The research and development result is of scientific-technical nature only and only a component of the envisaged final medical device of the Client. Fraunhofer-Gesellschaft does not make any statements regarding medical usability, suitability, safety or fitness. All delivered research and development results have A-sample demonstrator status ac- cording to Fraunhofer EMFT’s sample definition (Annex C) and may be used solely for technical analysis and as a basis for further research and development in the responsibil- ity of the Client, but not as a medical device, i.e. not in or on or for human beings or for therapeutic, diagnosing or any medical purposes. The research and development results developed in this project are neither designated nor suitable for the use in or on or for human beings or for therapeutic, diagnosing or any medical purposes.

The research and development results will in particular not fulfil the legal or regulatory requirements for placing on the market of or putting into service of or using as medical device or in-vitro-diagnostic.

It is solely the Client’s responsibility to assess the conformity of the research and devel- opment results in particular with any applicable regulations, standards and requirements for the use and purpose the Clients wants to use the research and development results for. It is also solely the Client’s responsibility to create any required documentation (e.g. the technical documentation required for the conformity assessment / authorisation of medical devices). Fraunhofer-Gesellschaft only owes the documentation as described in Annex B.

The research and development results as provided by Fraunhofer-Gesellschaft shall not be used by the Client in clinical studies, clinical trials or clinical evaluations, nor be used to influence clinical studies, clinical trials or clinical evaluations and not be used to pro- duce conclusions or make inferences that are used in a clinical studies, clinical trials, clin- ical evaluations or other medical context.

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2. In the event that the Client intends to use or exploit the research and development results in a /as a medical device or in vitro diagnostic or other medical use, the Client will be responsible to create the required conditions and adhere to all the applicable regula- tory requirements as well as laws, including but not limited to implement the research and development results in the future medical device and perform any further required development work, documentation, the required (safety-) tests, quality assurance, risk analysis, risk management and clinical evaluation as well as the conformity assessment, to affix the CE marking and the Client´s name and/ or obtain the regulatory approvals of the competent authority as well as to comply with all relevant laws and regulations be- fore and when using it for medical purposes and/or placing it on the market. The Client shall ensure that it or a third party contracted by it shall appear as the manufacturer in regards to the Medical Device Regulation (Regulation [EU] 2017/745) and/or the Ger- man Medical Product Law (Medizinproduktegesetz) as well as any other laws in the juris- diction the Client uses and/or commercializes the results in or lets them be used and/or commercialized.

3. Integration of the research and development results into Client’s products or third party products shall not be the responsibility of Fraunhofer and Fraunhofer makes in particular no warranties concerning the functions and quality of the research and devel- opment results as well as other software or results provided to the Client when used in connection with or implemented in other software, modules or products.

4. In order to enable the Client to comply with any applicable legal or other regulatory requirements with regards to the research and development results and/or systems that the research and development results shall be implemented in, Fraunhofer-Gesellschaft will – insofar as necessary for the regulatory compliance, available at Fraunhofer-Gesell- schaft and Fraunhofer-Gesellschaft is legally able to do so – provide access and insight beyond the scope of what is owed under this offer into the methods and thought pro- cess that led to the research and development results in the timespan of three (3) years after the end of the project, subject to the conclusion of a separate agreement and com- pensation of the costs resulting for Fraunhofer-Gesellschaft from said access and insight.

5. In deviation from clause 1.2 and 7.2 of the General Terms and Conditions for Research and Development contracted to Fraunhofer-Gesellschaft zur Förderung der an- gewandten Forschung e.V. (Version 2002/II) the Parties agree as follows:

“The liability of Fraunhofer-Gesellschaft, its legal representatives and agents in the case of violation of obligations and tort shall be limited to intent and gross negligence and in the case of gross negligence shall be limited overall to EUR 150,000.00. Additionally, in any case except for in cases of intent, Fraunhofer-Gesellschaft, its legal representatives and agents shall not be liable towards the Client for indirect damages and consequential losses, including but not limited to recall costs, costs for the determination of the dam- age cause and the amount of damage, third parties claims, expenses incurred, loss of goodwill, any other reputational damages, any loss of profit and commercial opportuni- ties and loss of use or production.

Client is aware that in an individual case the research and development result may bear a risk of product liability. Client will take out reasonable insurance against such risk.

Notwithstanding the foregoing, the Client shall indemnify and hold harmless Fraunhofer from any third party claims, fines and procedural costs arising from or in connection with the use and/or exploitation of the research and development results, including costs for attorneys and defence in corresponding proceedings. In the event that Client assigns its rights obtained under this contract or in the event that the Client sells its intellectual property or assets to a third party, it will ensure that such acquiring party will comply in particular with the provisions of this offer concerning responsibility and medical device regulations. Where under this agreement consent of Fraunhofer is required to such as- signment or sale of assets, this consent will inter alia only be granted if the compliance with the Client’s duties will be perpetuated by the acquiring party.”

6. The Client warrants and represents that it will observe all applicable regulatory obliga- tions with regard to the use of the research and development results. The Client is solely responsible and liable for the regulatory compliance in the jurisdictions where the re- search and development results are used. The Client further warrants and represents that it will ensure sufficient insurance coverage against any liability risks resulting from the research and development results´ use or the use of provided data.

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7. Any recommendations made and services provided by Fraunhofer-Gesellschaft within the framework of the project rendered on the basis of this offer are exclusively directed towards the Client. The Parties agree this contract does not create nor constitute a con- tract to the benefit of a third party nor a contract with protective effect to the benefit of third parties. It lies within the sole responsibility of the Client if and how the Client will use the research and development results and/or implement the recommendations made within the project and results supplied to it.

8. In case of delivery of objects »CPT Cognos Therapeutics, Inc.10604 S La Cienega Blvd, Inglewood, CA 90304 USA« Incoterms® 2010 shall apply. As far as not otherwise agreed in writing Client shall provide a transport insurance at his own expense and reimburse Fraunhofer-Gesellschaft for the costs of transportation.

This offer is made under the proviso that any necessary export licenses shall be granted by the responsible authorities.

9. In addition to the provisions in Annex A relating to intellectual property rights regard- ing new patents and patent applications arising from the research and development to be conducted pursuant to this Offer, such intellectual property rights shall be treated as FIPR under the terms of the Option Agreement in Annex D. These new patents and pa- tent applications will be added to the list of patents in Annex A of the Option Agree- ment, without increasing the annual fee of the Option Agreement.

10. The parties acknowledge that the designs and specifications for the 8x8 Implantable Pump supplied by Cognos (as defined in section XX of Annex B) are the confidential in- formation of Cognos for all purposes of Section 11 of the Terms and Conditions in Annex A. Fraunhofer will not permit Micronit or other subcontractor engaged in the research and development to be conducted pursuant to the Offer to use any confidential infor- mation of Cognos or any results or developments arising from its use and applicable to the field of Implantable Pumps to be exploited for any purpose other than activities set forth in the Statement of Work for the benefit of Cognos.

“Implantable Pump” means any pump that is to be totally introduced, surgically or medi- cally, into the human body and which (a) is intended to remain after the procedure for at least thirty (30) days, and (b) can only be removed by further medical or surgical inter- vention. Portions of a pump system (e.g. the controller, external display devices, etc.) may exist outside the human body.

10. If any dispute, controversy or claim arising under, out of or relating to this offer and any subsequent amendments of this offer, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims has not been settled amicably within 6 (six) weeks following the filling of a request for negotiation or within such other period as the parties may agree in writing, such dispute shall thereafter be submitted to the International Court of Arbitra- tion of the International Chamber of Commerce and shall be settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by 3 (three) arbitrators ap- pointed in accordance with said rules of arbitration. The arbitral award shall be final and binding on the Parties. However, nothing in this Clause shall prevent a Party from apply- ing to any appropriate court for any interim legal protection to restrain the other Party from committing any breach or anticipated breach of this Agreement.

The place of arbitration shall be Munich, Germany. The language to be used in the arbi- tral proceedings shall be English.

11. Due to the current situation because of COVID-19 we cannot give binding project terms or deadlines. Start and duration of the work may be delayed. No Party shall be considered to be in breach of this Agreement if it is prevented from fulfilling its obliga- tions by such delay. Accordingly, compensation claims due to delay shall be excluded.

Both contracting parties are however entitled to terminate the contract with two weeks’ notice if the estimated period of performance for the work according to Annex A is ex- tended by more than three months. Section 13.3 of the enclosed General Terms and Conditions for Research and Development contracted to Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V. Version 2002/II shall apply accordingly.

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7.	Validity period:	We commit ourselves to this offer until 4 weeks upon reception.

We would appreciate your order.

If there is any further information that you require please do not hesitate to contact us.

Yours sincerely

Henry Leistner	Digital unterschrieben von Henry Leistner Datum: 2020.05.28 12:08:18 +02’00’

Henry Leistner Micro Dosing Systems Andrea Keil Head of Administration	Sarina Wagner Controlling Christoph Kutter Director

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